Exhibit (a)(2)
DECLARATION OF TRUST, dated as of February 27, 2026, by the individual trustee identified on the signature page hereto (the “Trustee”). The Trustee hereby agrees as follows:
1.    The trust created hereby (the “Trust”) shall be known as “Robinhood Ventures Fund II” in which name the Trustee may conduct the business of the Trust, make and execute contracts on behalf of the Trust, and sue and be sued on behalf of the Trust.
2.    The Trustee hereby declares that he or she will hold the Trust estate in trust for such persons as are or may become entitled to a beneficial interest in the Trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq., and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto as Exhibit A. The Trust is hereby established by the Trustee for the purpose of becoming a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and engaging in such other activities as are necessary, convenient or incidental thereto.
3.    The Trustee intends to enter into an amended and restated Declaration of Trust, satisfactory to each party thereto, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Declaration of Trust, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as required by law.
4.    The Trustee may appoint and remove officers, with or without cause, from time to time with such titles and duties as the Trustee may decide.
5.    The Trustee and the officers of the Trust, if any, are hereby authorized to take any actions permitted by Delaware law.
6.    The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees, which may increase or decrease the number of Trustees; provided, however, that the number of Trustees shall in no event be less than one (1). Subject to the foregoing, the Trustees, acting by majority vote, are entitled to appoint or remove without cause any Trustee at any time. Any Trustee may resign upon 30 days prior written notice to the other Trustees.
7.    (a) The Trustees and the officers of the Trust, if any, (the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Trustees or any holder of the Trust’s securities (the Trust and any holder of the Trust’s securities being a “Covered Person”) for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Declaration of Trust or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s willful misfeasance, gross negligence or bad faith with respect to such acts or omissions, or such Fiduciary Indemnified Person’s reckless disregard of the duties involved in the conduct of his or her office.
(b)    The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the trust estate.
8.    The Trust shall, to the fullest extent permitted by applicable law,
(a)    indemnify and hold harmless each Fiduciary Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Declaration of Trust, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of willful misfeasance, gross negligence or willful misconduct with respect to such acts or omissions, or such Fiduciary Indemnified Person’s reckless disregard of the duties involved in the conduct of his or her office; and
(b)    advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.
9.    The provisions of Section 8 shall survive the resignation or removal of the Fiduciary Indemnified Persons.
10.    The Trust may terminate without issuing any securities at the election of the Trustees.
11.    This Declaration of Trust and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.
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IN WITNESS WHEREOF, the undersigned has caused this Declaration of Trust to be duly executed as of the day and year first above written.

/s/ Sarah Pinto
Name: Sarah Pinto

EXHIBIT A
FORM OF
CERTIFICATE OF TRUST
OF
ROBINHOOD VENTURES FUND II
This Certificate of Trust of Robinhood Ventures Fund II (the "Trust") is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").
1.    Name. The name of the Trust formed hereby is Robinhood Ventures Fund II.
2.    Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware 19901. The name of the Trust’s registered agent at such address is Incorporating Services, Ltd.
3.    Business Development Company. The Trust will be regulated as a business development company under the Investment Company Act of 1940, as amended.
4.    Effective Date. This Certificate of Trust shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Sarah Pinto
Name: Sarah Pinto
Title: Trustee
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